EXHIBIT 99.1

Televisión Dominicana Launches on
DISH Puerto Rico

MIAMI, FL—April 16, 2015—Televisión Dominicana, the official television network for the Dominican community living in the U.S. and Puerto Rico, launched on DISH Puerto Rico today. The channel, which offers 24 hour programming from the Dominican Republic, is now available on channel 844 of DishLATINO’s ‘Basico,’ ‘Clasico,’ ‘Plus,’ ‘Dos,’ and ‘Max’ packages.
Televisión Dominicana offers the best programming from the Dominican Republic from the Island’s top producers and distributors, including the most important sports, comedy, entertainment, and news.
“At DISH Puerto Rico, we are proud to add Television Dominicana to our Latino packages to enhance our offering and get closer to the Dominican community,” stated Reynaldo Pagani, General Manager at DISH Puerto Rico. He also stressed that the channel reinforces DISH’s leadership in sports coverage, given Television Dominicana carries the National Dominican Baseball League that transmits more than 80 games per season, including Round Robin and the final series.
“We are thrilled to partner with DISH to make Television Dominicana available to their vast and growing subscriber base in Puerto Rico,” said Alan J. Sokol, president of Hemisphere Media Group, parent company of Televisión Dominicana. “This is an important deal for us, as Television Dominicana is now carried by all major cable and satellite distributors on the Island.”
Televisión Dominicana is a subsidiary of Hemisphere Media Group, Inc., the only publicly traded, pure-play U.S. Hispanic TV/cable networks and content platform.
Viewers can visit www.televisiondominicana.tv for more information.

About Television Dominicana: Television Dominicana is the only 24 hour channel integrating top programming from the Dominican Republic with the best in sports, comedy, entertainment and news. Television Dominicana is the exclusive home of La Liga de Béisbol Dominicano, broadcasting over 80 games per season and offers programming of interest to Dominicans living in the United States. Television Dominicana has more than 2.6 million U.S. subscribers and is distributed by some of the largest cable, satellite and telco providers in the country. Television Dominicana is a subsidiary of Hemisphere Media Group, Inc., the only publicly traded, pure-play U.S. Hispanic TV/cable networks and content platform.
About DISH Puerto Rico: DISH Network Puerto Rico L.L.C., a subsidiary of DISH Network L.L.C., is the number one pay-TV provider in Puerto Rico offering more than 100 channels in high-definition (HD). Customers can select from English and Spanish package options and enjoy award-winning DVR technology and HD free for life. DISH Puerto Rico and its partners support over 1,000 direct and indirect jobs. Visit www.dishpuertorico.com.
Contact: Katie Melenbrink / 646.705.2874 / kmelenbrink@hemispheretv.com
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